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                                EXHIBIT A.3.A.3
                    Form of Broker-Dealer Selling Agreement

                        Broker-Dealer Selling Agreement


WHEREAS, MML Distributors, LLC ("Distributors) and the Broker-Dealer set forth on Schedule "A" attached hereto and incorporated herein by reference are registered with the Securities and Exchange Commission (the "SEC") as broker-dealers under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and are members of the National Association of Securities Dealers, Inc. (the "NASD"); and

WHEREAS, Distributors has been appointed by Massachusetts Mutual Life Insurance Company ("MassMutual"), MML Bay State Life Insurance Company ("MML Bay State"), and C.M. Life Insurance Company ("CM Life") (collectively the "Insurance Companies"; individually an "Insurance Company") to act as the principal underwriter of certain variable annuity and variable life insurance products that they issue; and

WHEREAS, Distributors has been authorized by the Insurance Companies to form selling groups of duly licensed and registered broker-dealers to distribute these variable annuity and variable life insurance products; and

WHEREAS, Broker-Dealer desires to sell the variable annuity and/or variable life insurance products described on Schedule B, attached hereto and incorporated herein by reference (the "Products"); and

WHEREAS, unless Broker-Dealer has insurance licenses in all states where it offers and sells the Products, Broker-Dealer will consummate some of such sales through one or more insurance agencies supervised and controlled by or under the common control with Broker-Dealer (collectively, the "Agencies"; individually, an "Agency").

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Authorization to Sell and Service. Subject to the terms and conditions of this Agreement, the Insurance Companies and Distributors appoint and authorize Broker-Dealer and (if applicable) the Agencies set forth on Schedule "C" attached hereto and incorporated herein by reference, to solicit sales of and provide service with respect to the Products in all states in which Broker-Dealer and (if applicable) Agencies is or are properly licensed to conduct business (hereinafter Broker-Dealer and all applicable Agencies are collectively referred to as the "Producers"). Producers are also authorized to deliver or arrange for delivery any contracts issued by the Insurance Companies and to collect initial premiums on such contracts. Producers hereby accept such appointment on a non-exclusive basis and agree to use their best efforts to find purchasers for the Products acceptable to the Insurance Companies.

2. Commissions. Compensation for sale of the Products by the registered representatives of Broker-Dealer (the "Registered Representatives")
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     shall be paid as follows. In all states where Broker-Dealer is insurance licensed, the appropriate Insurance Company shall pay to Broker-Dealer the commissions set forth on Schedule "B" (hereinafter referred to as the "Commissions"). In all states where the Broker-Dealer is not insurance licensed, Commissions related to sales by the Registered Representatives in those states will be paid to the appropriate Agencies designated on Schedule "C". The appropriate Agency is the Agency which is properly insurance licensed in the state where the sales are made and for which Commissions are being paid.

     Commissions will be paid only on premiums paid to and retained by an Insurance Company on Products issued in accordance with applications tendered pursuant to this Agreement. The Insurance Companies expressly reserve the right to transfer future compensation on Products to other broker-dealers or registered representatives in the event the owner of a Product so requests.

     The Insurance Companies reserve the unconditional right, upon thirty (30) days notice, to change the Commissions payable for Products issued, renewed, converted, exchanged or otherwise modified on or after the effective date of such change, as set forth in the aforesaid notice of change. No Commissions will be due and payable for any surrendered, lapsed or canceled Products which are subsequently reinstated or rewritten through efforts of representatives of an Insurance Company other than Registered Representatives.

     All Commissions, without regard to which of the Products are sold, shall be subject to chargeback in accordance with the terms and conditions set forth on Schedule "B" or any attachment thereto.

3. Product Availability. The Insurance Companies have qualified the Products for offer and sale under the applicable insurance laws of various states and other jurisdictions. Producers and Registered Representatives shall solicit applications for the Products only in states and jurisdictions where such Products have been so qualified. Producers shall, upon request, be provided with a list of those states and jurisdictions in which the Products have been qualified for sale. The Insurance Companies shall file and make all statements or reports as are or may be required by the laws of such state or jurisdiction to maintain these qualifications in effect.

4. Prospectuses. The Insurance Companies and Distributors have caused registration statements to be prepared describing the material aspects of the Products. The Insurance Companies represent and warrant for the effective period of this Agreement that the prospectuses contained in the registration statements for the Products (the "Prospectuses") do not and will not contain any untrue statements of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were or are made, not materially misleading. Distributors or its duly appointed agent shall furnish Broker-Dealer, at no cost to Broker-Dealer, copies of the Prospectuses in the number reasonably requested.
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     If any event shall occur as a result of which it is necessary to amend or supplement the Prospectus for any Product in order to make the statements therein, in light of the circumstances under which they were or are made, true, complete or not misleading, Distributors will promptly furnish to Broker-Dealer, without charge, any amendments or supplements to the Prospectuses prepared by the Insurance Companies and supplied to Distributors sufficient to make the statements made in the Prospectus as so amended or supplemented true, complete and not misleading in light of the circumstances under which they were made.

5. Sales literature and materials. In connection with the offer and sale of the Products, Broker-Dealer is authorized to use both the Prospectuses contained in the current registration statements for the Products and any other sales materials relating to the Products that have been provided or authorized by Distributors. Broker-Dealer shall not, and shall ensure that Registered Representatives shall not: (i) print, publish, distribute or utilize any advertising material, prospectuses, circulars, letters, pamphlets, schedules, stationery, broadcasting or sales material of any kind relating to the Products, Distributors or to the Insurance Companies unless such material has been provided by Distributors for such use or unless prior written approval of Distributors of such material is obtained, or (ii) orally communicate any information or make representations other than such information and representations contained in the Prospectuses, the contracts for the Products, or in any written materials provided or authorized by Distributors.

     Producers are not authorized and are expressly forbidden on behalf of the Insurance Companies to estimate future dividends or policy performance except through the use of authorized projections or illustrations provided by Distributors or an Insurance Company.

     Upon termination of this Agreement, all Prospectuses, sales promotion materials, advertising, circulars, and documents relating to the Products shall be promptly returned to Distributors or, if requested by Distributors, destroyed.

6.   Producers' Representations and Responsibilities.

     a. Insurance Licenses. Broker-Dealer and/or (if applicable) Agencies shall be properly licensed as an insurance agency, appointed with the appropriate Insurance Company, and otherwise comply with all applicable insurance licensing requirements in the jurisdictions where Registered Representatives will be offering or selling the Products. Broker-Dealer hereby represents that it is, and/or (if applicable), the Agencies are, properly authorized under applicable state law to receive insurance commissions generated from sales of the Products.

        Producers shall ensure that all Registered Representatives are properly insurance licensed and are appointed by the appropriate Insurance Company for the sale of the Products in the jurisdictions where Registered Representatives will be offering or selling the Products. In states where such licensing and
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        appointment must occur prior to Producers' and/or Registered
        Representatives' soliciting any sales of the Products, Producers shall ensure that such licensing and appointment occur in compliance with such requirements. The Insurance Companies will process all insurance licenses and appointments in accordance with their standard procedures, and may, in their sole discretion, refuse, terminate or discontinue any such license or appointment without cause.

     b. Securities Licenses. Broker-Dealer represents that it is properly licensed and registered as a broker-dealer under applicable state and federal securities law and is a member in good standing of the NASD. Broker-Dealer shall maintain its broker-dealer registration under the Exchange Act and, where required, in all jurisdictions where Registered Representatives will be offering and selling the Products, and shall always be a member in good standing of the NASD. Broker-Dealer will notify Distributors immediately if it ceases to be so registered or licensed or a member of the NASD. Broker-Dealer shall have all Registered Representatives who will be soliciting and servicing the Products duly registered with the NASD as registered representatives and, where required, licensed with applicable state securities authorities.

     c. Lack of Licenses. If a Registered Representative fails to maintain the required licenses and appointments Producers shall immediately notify the appropriate Insurance Company and shall advise such Registered Representative that he or she is no longer authorized to sell the Products. Producers shall take all additional action necessary to terminate the sales activities of such Registered Representatives relating to the Products.

     d. Background Investigations. Producers shall investigate all Registered Representatives relative to their business reputation and competency to sell the Products. Producers shall cause such Registered
        Representatives' qualifications to be certified to the satisfaction of Distributors and the appropriate Insurance Company.

     e. Supervision. All Registered Representatives and Agencies are persons associated with Broker-Dealer as defined in Section 3(a)(18) of the Exchange Act. Accordingly, Broker-Dealer has full responsibility for the sales activities of all Registered Representatives and Agencies engaged directly or indirectly in the offer or sale of the Products.

        Producers shall: (i) train and supervise all Registered Representatives;
        (ii) establish such procedures as are necessary to ensure that all Registered Representatives are properly insurance and securities licensed; and (iii) upon request by an Insurance Company, furnish such records as are necessary to establish that all Registered Representatives are properly licensed, trained and supervised. If a Registered Representative fails to meet the supervisory standards imposed by Producers, Producers shall advise the appropriate Insurance Company and such
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        Registered Representative that he/she is no longer authorized to sell the Products.

     f. Suitability. Producers shall ensure that Registered Representatives recommend the purchase of the Products only if the Registered Representatives have reasonable grounds to believe that such purchase is suitable for the applicant. A registered principal of Broker-Dealer will make and record all such determinations.

    g. Delivery of Prospectuses. Broker-Dealer shall, in compliance with applicable federal and state securities laws, distribute a current Prospectus to each person to whom a Product is offered or sold .

    h. Delivery of Contracts. If an Insurance Company sends a contract for a Product to a Producer, then Producers will assure that: (1) the contract is delivered to the purchaser no later than 5 business days after Producer's receipt of the contract, and (2) appropriate evidence of such delivery to the purchaser is maintained. Producers, in accordance with section 8 of this Agreement, shall be fully responsible for any and all losses and expenses incurred by an Insurance Company or Distributors as a result of Producers' failure to satisfy the obligations set forth in this section.

     i. Books and Records. Producers shall maintain all books and records required by applicable laws and regulations in connection with the offer and sale of the Products. The books, accounts and records of Producers relating to the sale of the Products shall be maintained so as to clearly and accurately disclose the nature and details of the transactions. Without limiting the foregoing, the receipt and payment of Commissions by Producers pursuant to this Agreement shall be reflected on Broker-Dealer's and Agencies' books and records.

     j. Confidentiality. Producers shall keep confidential all information obtained pursuant to this Agreement (including, without limitation, names of the purchasers of the Products) and shall disclose such information only if the appropriate Insurance Company has authorized such disclosure in writing or if such disclosure is expressly required by duly authorized federal or state regulatory authorities.

     k. Compliance with Laws. Producers shall, and shall ensure that Registered Representatives, comply with all requirements of the NASD, the Exchange Act and all other federal and/or state laws applicable to the solicitation, sale and service of the Products including, without limitation, all insurance regulations pertaining to replacements and the rebating of commissions.

     l. Payment of Commissions to Agencies. If commission payments are to be made to Agencies, as provided in Section 2 of this Agreement, Producers certify that they have received appropriate "no action" relief from the SEC, or will conduct the business operations of
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        Broker-Dealer and Agencies in a manner consistent with applicable securities law requirements, such that Agencies need not be registered as broker-dealers under the Exchange Act. Producers agree to provide Distributors and the appropriate Insurance Company, upon request, copies of their "no action" letter or with other evidence that Agencies' receipt of commissions for Products is permissible under the Exchange Act and NASD rules.

     m. Payment of Commissions to Registered Representatives. Producers shall pay compensation for the sale of the Products only to Registered Representatives who, at the time of sale, are properly insurance licensed and appointed with the appropriate Insurance Company and registered with the NASD and, where required, properly licensed with state securities authorities. Producers shall be solely responsible for the payment of any commissions, payments or other consideration of any kind whatsoever to the Registered Representatives in connection with the sale of the Products. Registered Representatives shall have no recourse against either the Insurance Companies or Distributors in the event Producers fail to deliver such compensation to Registered Representatives.

     n. Unregistered Personnel. Producers shall ensure that their unregistered personnel: are not involved in effecting securities transactions, do not recommend securities or provide other investment advice, do not respond to questions that require knowledge of the securities business, direct all securities-related questions to Registered Representatives, provide only clerical or ministerial assistance with respect to securities transactions, do not handle customer funds or customer securities, and do not receive any commissions or other transaction-related compensation for sales of Products.

     o. Authority. Producers represent that this Agreement has been duly authorized, executed and delivered by Producers, constitutes a valid and legally binding obligation, and that neither the execution and delivery of this Agreement by Producers nor the consummation of the transactions contemplated herein will result in a breach or violation of any applicable provision of law or the NASD Conduct Rules, or any judicial or administrative orders in which Producers are named or any material agreement or instrument to which they are a party or by which they are bound.

7. Investigations and Customer Complaints. Producers agree to cooperate fully in any insurance, securities or other regulatory investigation, inquiry, inspection or proceeding or in any judicial proceeding arising in connection with the Products sold or attempted to be sold by the Producers and/or the Registered Representatives. Producers shall permit applicable federal and state securities, insurance and other regulatory authorities to audit their records and shall furnish the foregoing authorities with any information which such authorities may request in order to ascertain whether Producers are complying with all applicable laws and/or regulations with respect to sales of the Products. Producers agree to cooperate with the Insurance Companies and
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     Distributors in resolving all customer complaints involving Producers and/or Registered Representatives with respect to the Products.

     Without limiting the foregoing: (1) an Insurance Company or Distributors will promptly notify Producers of any customer complaint or notice of any regulatory inspection, inquiry, investigation or proceeding or judicial proceeding received by the Insurance Company or Distributors with respect to the Producers or Registered Representatives concerning the Products; and
     (2) Producers will promptly notify the appropriate Insurance Company or Distributors of any customer complaint or notice of any regulatory inspection, inquiry, investigation or proceeding or judicial proceeding received by Producers with respect to the Insurance Company, Distributors, Registered Representatives or Producers concerning the Products.

8. Indemnification. Each Insurance Company and Distributors hereby agree to indemnify and hold harmless Producers and each of their employees, controlling persons, officers or directors against any losses, expenses (including reasonable attorneys' fees and court costs), damages or liabilities to which Producers or such affiliates, controlling persons, officers or directors become subject, under the Securities Act of 1933 or otherwise, insofar as such losses, expenses, damages or liabilities (or actions in respect thereof) arise out of or are based upon the Insurance Company's or Distributors' performance, non-performance or breach of this Agreement, or are based upon any untrue statement contained in, or material omission from, the Prospectus for a Product issued by that Insurance Company.

     Producers shall indemnify and hold harmless the Insurance Companies and Distributors, their officers, directors, employees, and controlling persons from and against any damages, losses, liabilities, judgments, settlements, costs and expenses of any nature whatsoever (including reasonable attorneys' fees and court costs) or causes of action, asserted or brought by anyone, resulting or arising out of or based upon an allegation or finding of: (i) any act or omission of Producers, their employees, Registered Representatives, associated persons or agents in connection with the offer or sale of the Products; (ii) any misrepresentation, breach of warranty or failure to fulfill any covenant, warranty, or obligation made or undertaken by Producers hereunder; or (iii) any breach or violation of any of the administrative policies communicated by an Insurance Company or Distributors to Producers.

9. Payments by Customers. All money payable in connection with the Products, whether as premium or otherwise, and whether paid by or on behalf of the owner of any Product or anyone else having an interest in the Products, is the exclusive property of the appropriate Insurance Company and shall be drawn payable to Massachusetts Mutual Life Insurance Company, MML Bay State Life Insurance Company, or C.M. Life Insurance Company, as appropriate. Such payments shall be promptly transmitted to the appropriate Insurance Company and shall not be commingled with Producers' personal funds. Producers are not authorized to deduct commissions, service fees, allowances or any other offset for
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     compensation claimed by Producers from such payments. No cash payments shall be accepted by Producers in connection with the Products.

10. Submission of Applications. Broker-Dealer shall review all applications for completeness and suitability to ensure that the application complies with all requirements set forth in the current Prospectus and other administrative rules established by the Insurance Companies before submitting such applications to the Insurance Companies. Producers shall make available to the appropriate Insurance Company all information, whether favorable or unfavorable, which comes into Producers' possession concerning the underwriting of any risks under a Product. Producers shall follow established Insurance Company administrative procedures with regard to the processing of applications and related documents. The Insurance Companies will, as appropriate, advise Producers of these procedures.

     All applications, enrollment forms, and other Insurance Company forms received by Producers in connection with the Products shall be forwarded to the appropriate Insurance Company's designated office promptly after receipt by the Producers. All such documents shall be on forms supplied by the appropriate Insurance Company and are subject to acceptance or rejection by Distributors and the appropriate Insurance Company in their sole discretion. If an application or payment is rejected by an Insurance Company or Distributors and Broker-Dealer has received compensation based on the rejected payment or application, Broker-Dealer shall promptly repay such compensation to the appropriate Insurance Company.

11. Fidelity Bond. Producers represent that all of their directors, officers, employees and Registered Representatives are and shall be continuously covered by a blanket fidelity bond, including coverage for larceny and embezzlement, issued by a reputable bonding company. This bond shall be maintained at Producers' expense and shall be, at least, of the form, type and amount required under the NASD Conduct Rules. Distributors may require evidence, satisfactory to it, that such coverage is in force, and Producers shall give prompt written notice to Distributors of any cancellation or change of coverage.

     Producers hereby assign any proceeds received from the fidelity bonding company to the Insurance Company and Distributors to the extent of the Insurance Company's and Distributors' loss due to activities covered by the bond. If there is any deficiency amount, whether due to a deductible or otherwise, Producers shall promptly pay the Insurance Company or Distributors such amount on demand. Producers hereby agree to indemnify and hold harmless the Insurance Companies and Distributors from any such deficiency and from the costs of collection (including reasonable attorneys' fees).

12. Independent Contractors. Producers and their Registered Representatives are independent contractors with respect to the Insurance Companies and Distributors and shall not have the right to hold themselves out as employees, partners, or joint venturers of the Insurance Companies or Distributors in connection with the solicitation of the Products or otherwise. Producers may exercise their own judgment as to the time and
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     manner and performance of their services, except that they shall conform with the rules, regulations and policies of the Insurance Companies and Distributors at all times.

13. Limitations on Authority. Producers and Registered Representatives are not authorized and are expressly forbidden on behalf of the Insurance Companies to make, alter, modify, waive or change any of the terms, rates or conditions of any Insurance Company's forms, Products, contracts or advertising materials. Producers shall not discharge any provision(s) of the Products, waive any forfeitures, grant, permit, or extend the time of making any payments, guarantee earnings, dividends or rates, alter or substitute the forms which an Insurance Company may prescribe, incur indebtedness on behalf of the Insurance Companies or Distributors, or enter into any proceeding in a court of law or before a regulatory agency in the name of or on behalf of an Insurance Company or Distributors.

14. Offsets. The Insurance Companies and Distributors may deduct from any compensation due under this Agreement any debt, whether arising under Sections 8 or 10 of this Agreement or otherwise, of Producers to an Insurance Company or to Distributors or any of their affiliates or subsidiaries. This right of offset is in addition to all other rights the Insurance Companies and Distributors may have at law or in equity regarding the collection of debts generally.

15. Notices. All notices or communications to an Insurance Company shall be sent to: Massachusetts Mutual Life Insurance Company, 140 Garden Street, Hartford, Connecticut 06154, Attn: Large Corporate Market Strategic Business. All notices sent to Distributors shall be sent to: MML Distributors, LLC, 1414 Main Street, Springfield, Ma. 01144, Attn: Chief Legal Officer. All notices or communications to Producers shall be sent to the addresses set forth on the applicable Schedule pages of this Agreement. Any party may change the address to which notices or communications are to be sent by giving written notice to the other parties.

16. Term of Agreement. This Agreement shall be effective as of the latest date appearing on the signature page hereof and shall continue until terminated. This Agreement shall be terminated immediately if Producers materially breach this Agreement or if Broker-Dealer shall cease to be registered under the Exchange Act or be a member in good standing of the NASD. Any party may terminate this Agreement at any time, without cause, upon written notice to the other parties. Upon termination of this Agreement, all authorizations, rights and obligations shall cease except Sections 6(j), 7, 8, 10 and 14 of this Agreement shall survive the termination of this Agreement, and Producers shall settle all accounts with the Insurance Companies and shall continue to be responsible for all applicable chargebacks. Upon termination of this Agreement, Producers shall be entitled to receive all commissions on Products issued on applications received by an Insurance Company prior to such termination subject to the provisions of Section 14 of this Agreement.
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17.  Amendments. The Insurance Companies and Distributors reserve the unconditional right to modify the Products, to amend this Agreement and the Schedules attached hereto, and to suspend the sale of any of the Products at any time. The submission of an application by Producers after notice of any such amendment has been sent to Producers shall constitute the Producers' agreement to any such amendment.

18.  Miscellaneous.

     a. This Agreement shall be binding on and shall inure to the benefit of the parties hereto and their respective heirs, administrators, executors, estates, successors and assigns provided that Producers may not assign or amend this Agreement or any rights or obligations hereunder without the prior written consent of Distributors and the Insurance Companies.

     b. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts and constitutes the entire agreement and understanding between the parties hereto with respect to the Products. .

     c. Failure of any party to insist upon strict compliance with any of the conditions of this Agreement shall not be construed as a waiver of such conditions and no waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions.

     d. This Agreement may be executed in one or more counterparts, each of which shall be deemed in all respects an original.

   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed.

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY


By:                                                        Date:
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Its:


MML BAY STATE LIFE INSURANCE COMPANY    C.M. LIFE INSURANCE COMPANY


By:                                                  By:
    ---------------------------------

MML DISTRIBUTORS, LLC.


By:                                                        Date:
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